CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                     FOOD COURT ENTERTAINMENT NETWORK, INC.


     Food Court Entertainment Network, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

     1. The present name of the Corporation is Food Court Entertainment Network, Inc.

     2. The Corporation was originally formed as Advanced Media Inc., by filing a certificate of incorporation with the Secretary of State of the State of Delaware on February 12, 1992. On April 29, 1992, the Corporation filed a Certificate of Amendment of Certificate of Incorporation whereby its name was changed to Applebell Communications, Inc. On October 15, 1993 the Corporation filed an Amended and Restated Certificate of Incorporation whereby, among other amendments, the name of the Corporation was changed to Food Court Entertainment Network, Inc. On November 12, 1993 and September 29, 1995, the Corporation filed amendments to the Amended and Restated Certificate of Incorporation whereby, among other matters, certain changes were made to the Corporation's capital stock. On October 16, 1995, the Corporation filed another Amended and Restated Certificate of Incorporation whereby, among other amendments, certain changes were made to the Corporation's capital stock. On November 12, 1996, the Corporation filed an amendment to its Amended and Restated Certificate of Incorporation whereby the number of authorized shares of Capital Stock was increased.

     3. The First paragraph of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

     FIRST: The name of the Corporation is Moro Corporation (the "Corporation").

     4. The Fourth paragraph of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

     FOURTH: (a) Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 30,000,000 shares, consisting of 5,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), as more fully described below and 25,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock").

     (b) Preferred Stock. The shares of Preferred Stock may be divided and issued from time to time in one or more series as may be designated by the Board of Directors of the Corporation, each such series to be distinctly titled and to consist of the number of shares designated by the Board of Directors. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon (if any) shall accrue or be cumulative (or both). The designations, preferences and relative, participating, optional or other special rights (if any), and the qualifications, limitations or restrictions thereof (if any), of any series of Preferred Stock may differ from those of any and all other series at any time outstanding. The Board of Directors of the Corporation is hereby expressly vested with authority to fix by resolution the powers, designations, preferences and relative, participating, optional or other special rights (if any), and the qualifications, limitations or restrictions and (if any), of the Preferred Stock and each series thereof which may be designated by the Board of Directors, including, but without limitation the generality of the foregoing, the following:

          (i) The voting rights and powers (if any) of the Preferred Stock and each series thereof;

          (ii) The rates and times at which, and the terms and conditions on which, dividends (if any) on the Preferred Stock, and each series thereof, will be paid and any dividend preferences or rights of cumulation.

          (iii) The rights (if any) of holders of the Preferred Stock, and each series thereof, to convert the same into, or exchange the same for, shares of other classes (or series of classes) of capital stock of the Corporation and the terms and conditions for such conversion or exchange, including provisions for adjustment of conversion or exchange prices or rates in such events as the Board of Directors shall determine;

          (iv) The redemption rights (if any) of the Corporation and of the holders of the Preferred Stock, and each series thereof, and the times at which, and the terms and conditions on which, the Preferred Stock and each series thereof, may be redeemed; and

          (v) The rights and preferences (if any) of the holders of the Preferred Stock, and each series thereof, upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

     (c) Prohibition on Issuance of Nonvoting Capital Stock. The Corporation will not issue nonvoting capital stock to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the "Bankruptcy Code"); provided, however, that this paragraph (c),: (i) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation, and (iii) in all events may be deemed

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

void or eliminated in accordance with applicable law as from time to time in effect.

     (d) No Cumulative Voting. The stockholders of the Corporation shall not be entitled to cumulate their votes in the election of directors.

     5. This Certificate of Amendment was duly adopted by the Corporation in accordance with the provisions of Section 242 and Section 303 of the General Corporation Law of the State of Delaware pursuant to the authority of the United States Bankruptcy Court, District of Delaware, by Order (dated May 7, 1999) Confirming Debtor's First Modified Chapter 11 Plan of Reorganization (In Re:
Food Court Entertainment Network, Inc., Debtor, Case No. 98-1889).

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf this 7th day of June, 1999:



                                  By: /s/ David W. Menard
                                      -----------------------------------------
                                      David W. Menard, President and Secretary



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